VALENCE TECHNOLOGY, INC.

Exhibit 99.1

Company Contacts:
Lynette Holsapple	Emilie Harris
Pierpont Investor Relations	Lois Paul & Partners
Director	Media Relations Account Manager
(214) 557-9717	(512) 638-5321

Valence Technology Reports Fiscal 2007 Fourth Quarter and Year-End Financial Results

VALENCE TECHNOLOGY, INC.

Austin, Texas, June 13, 2007 - Valence Technology, Inc. (NASDAQ:VLNC), a leader in the development of safe Lithium Phosphate Cathode Materials and Intelligent Lithium Phosphate Packs, today reported financial results for its fiscal fourth quarter and year ended March 31, 2007.

Highlights for fiscal 2007 include the following:

•     Realized a positive 2 percent gross margin versus negative 48 percent in fiscal 2006; this is the Company’s first annual positive manufacturing gross margin

•     Reduced operating expenses by $2.9 million or 15 percent

•     Decreased operating loss by $11.4 million or 41 percent

•     Launched U-Charge® Generation 2 product line

•     Large-format battery systems sales represented 76 percent of the sales mix, compared to 56 percent for the prior year

•     Trial systems launched with approximately 80 corporations.

"I believe we are well positioned to gain market share with our family of lithium phosphate products. Our advanced lithium phosphate products offer twice the run-time and a significantly lower total cost of ownership than many of today’s lead-acid products. We are entering a new area of commercial expansion. The key to our success will be applying our technology to targeted new and rapidly emerging markets," said Robert L. Kanode, president and chief executive officer of Valence Technology.

Financial Results

For the fourth quarter of fiscal 2007, the company reported revenue of $4.8 million, up 39 percent from $3.5 million for the fourth quarter of fiscal 2006. The company reported a net loss of $6.0 million, or $0.05 per basic and diluted share, compared to loss of $9.6 million, or $0.11 per basic and diluted share, for the fourth quarter of fiscal 2006.

Revenues for fiscal year 2007 were $16.7 million, down 3 percent from $17.2 million in fiscal 2006. The company reported a net loss of $22.4 million for fiscal 2007, or $0.22 per basic and diluted share, compared to net loss of $32.9 million or $0.37 per basic and diluted share for fiscal 2006.

Operating expenses were $16.5 million, down 15 percent from $19.4 million for fiscal 2006. Gross margin as a percentage of revenue was positive 2 percent for fiscal 2007 and negative 48 percent for fiscal 2006.

Fiscal 2007 Financial Results Conference Call and Webcast

The Valence management team will host a conference call and live webcast to discuss fiscal 2007 financial results beginning at 3:00 p.m. CST on Wednesday, June 13, 2007. To participate in the conference call, dial (800) 819-9193 and enter the conference identification number: 4875787. A telephonic replay will be available from 5:00 p.m. CDT on June 13, 2007 through 11:59 a.m. CDT on June 19, 2007. To access the replay, please dial (719) 457-0820 and enter the following identification number 4875787.

About Valence Technology Inc.

Valence Technology developed and markets the industry's first commercially available, safe, large-format family of Lithium Phosphate Rechargeable Batteries. Valence Technology holds an extensive, worldwide portfolio of issued and pending patents relating to its Lithium Phosphate Rechargeable Batteries. The company has facilities in Austin, Texas; Las Vegas, Nevada; Mallusk, Northern Ireland and Suzhou, China. Valence is traded on the NASDAQ Capital Markets under the ticker symbol VLNC and can be found on the internet at www.valence.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including our statements that we are positioned to realize better execution, improve gross margins, continue to reduce production costs and expenses, realize a strong year in both customer orders and revenue and our financial Guidance. Actual results may vary substantially from these forward-looking statements as a result of a variety of factors. Among the important factors that could cause actual results to differ are: the impact of our limited financial resources on our ability to execute on our business plan and the need to raise additional debt or equity financing to execute on that plan; our uninterrupted history of quarterly losses; our ability to service our debt, which is substantial in

VALENCE TECHNOLOGY, INC.

relationship to our assets and equity values; the pledge of all of our assets as security for our existing indebtedness; the rate of customer acceptance and sales of our products; the continuance of our relationship with a few existing customers, which account for a substantial portion of our current and expected sales in the upcoming year; the level and pace of expansion of our manufacturing capabilities; the level of direct costs and our ability to grow revenues to a level necessary to achieve profitable operating margins in order to achieve break-even cash flow; the level of our selling, general and administrative costs; any impairment in the carrying value of our intangible or other assets; our execution on our business strategy of moving our operations to Asia and our ability to achieve our intended strategic and operating goals; the effects of competition; and general economic conditions. These and other risk factors that could affect actual results are discussed in our periodic reports filed with the Securities and Exchange Commission, including our Report on Form 10-K for the year ended March 31, 2007, and the reader is directed to these statements for a further discussion of important factors that could cause actual results to differ materially from those in the forward-looking statements.

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{Financial Tables to Follow}

VALENCE TECHNOLOGY, INC.

VALENCE TECHNOLOGY, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except share amounts)

	March 31, 2007	March 31, 2006
ASSETS
Current Assets :
Total Current Assets	$15,025	$8,292
Total Assets	$19,200	$11,632

Liabilities, Preferred Stock and Stockholders’ Deficit
Current Liabilities:
Total Current Liabilities	$7,643	$12,542
Total Liabilities	$78,508	$79,234

Redeemable Convertible Preferred Stock	$8,610	$8,610

Total Stockholders’ Deficit	($67,918)	($76,212)

Total Liabilities, Preferred Stock and Stockholders’ Deficit	$19,200	$11,632

VALENCE TECHNOLOGY, INC.

VALENCE TECHNOLOGY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(in thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	March 31,		March 31,

	2007	2006	2007	2006

Total revenues	$4,812	$3,472	$16,674	$17,214

Gross margin profit (loss)	($329)	($3,340)	$308	($8,240)

Operating loss	($4,458)	($8,020)	($16,218)	($27,648)

Net loss available to common stockholders	($6,036)	($9,569)	($22,423)	($32,924)

Net loss per share available to common stockholders	($0.05)	($0.11)	($0.22)	($0.37)